AMENDMENT TO DEPOSIT AGREEMENT

This Amendment to Deposit Agreement is dated as of April             , 2005.

WHEREAS, on February 7, 2005, Grupo Imsa, S.A. de C.V. (“Grupo Imsa”) directed The Bank of New York, as depositary (the “Depositary”), to terminate the Deposit Agreement, dated as of December 16, 1996, among Grupo Imsa, the Depositary, and the Owners and Beneficial Owners of American Depositary Receipts issued thereunder (the “Deposit Agreement”); and

WHEREAS, the Depositary has given notice that the Deposit Agreement, as amended by this Amendment to Deposit Agreement, shall terminate effective upon the later of (i) the time the Securities and Exchange Commission (the “SEC”) issues an order delisting the American Depositary Shares from the New York Stock Exchange and (ii) the time the SEC declares effective an amendment to the registration statement for the American Depositary Shares (the “Termination Date”); and

WHEREAS, in connection with the termination of the Deposit Agreement, Grupo Imsa and the Depositary desire to amend the Deposit Agreement to shorten the period before the Depositary is permitted to sell Deposited Securities and to provide that the Depositary shall use reasonable efforts to sell the Deposited Securities after the end of that period; and

WHEREAS, Section 6.01 of the Deposit Agreement provides that the Deposit Agreement may at any time be amended by agreement between Grupo Imsa and the Depositary without the consent of Owners or Beneficial Owners of Receipts in any respect which they may deem necessary or desirable, provided that any amendment which shall prejudice any substantial existing right of Owners, shall not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding Receipts;

NOW, THEREFORE, the parties hereto agree as follows:

1.

Effective immediately prior to the Termination Date, Section 6.02 of the Deposit Agreement shall be amended in its entirety to read as follows:

“SECTION 6.02.

Termination.

The Depositary shall, at any time at the direction of the Company, terminate this Deposit Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding at least 30 days prior to the effective date fixed in such notice for such termination.  The Depositary may likewise terminate this Deposit Agreement by mailing notice of such termination to the Company and the Owners of all Receipts then outstanding not less than 30 days prior to the effective date of such termination, if at any time 30 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.04.  On and after the effective date of termination, the Owner of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.05, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt.  If any Receipts shall remain outstanding after the effective date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under this Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights and other property as provided in this Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of this Deposit Agreement, and any applicable taxes or governmental charges).  After the expiration of 270 days from the effective date of the termination, the Depositary shall use reasonable efforts to sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such owners thereupon becoming general creditors of the Depositary with respect to such net proceeds.  After making such sale, the Depositary shall be discharged from all obligations under this Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of this Deposit Agreement, and any applicable taxes or governmental charges).  Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary under Sections 5.08 and 5.09 hereof. “

2.

Terms used in this Amendment to Deposit Agreement and not otherwise defined herein shall have the meanings assigned to them in the Deposit Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Amendment to Deposit Agreement as of the date and year first written above.

GRUPO IMSA, S.A. de C.V.

By ___________________________

THE BANK OF NEW YORK,

As Depositary

By ___________________________

NY12533:185952.2